Cross Border’s $5.4 Million Private Placement Close ‘Decisive Step Forward,’ Continues Permian Drilling Program

SAN ANTONIO, May 27, 2011 – Cross Border Resources, Inc. (OTCBB:XBOR.ob) (the “Company”) today announced the close of its private placement of units announced on May 23.

“This is a decisive step forward for our Company – a validation of our promising growth strategy in the Permian Basin,” said Chairman and CEO E. Will Gray II. “We have assembled an excellent acreage position focused on multi-play prospects that continue to draw significant interest within the oil and gas industry, including the Bone Spring, Wolfberry, Abo, Yeso and San Andres. We’re pleased that these investors see the potential we do.  This is a watershed moment in the development of Cross Border Resources, Inc. as a Company and our Management Team.

“Primarily, we will use the net proceeds from this financing to fund our current drilling program that continues on schedule,” Gray continued. “I believe we are well positioned for continued growth in production and reserves.”

The Company sold $5,400,000 worth of units (“Units”), each Unit comprised of one share of common stock and one five-year stock purchase warrant, in a private placement with a select group of institutional and accredited investors. In the aggregate, the Company sold 3,600,000 Units at a price of $1.50 per share, resulting in aggregate gross proceeds of $5,400,000. Net proceeds were approximately $5,049,000 after commissions and expenses. The warrants can be exercised at a price of $2.25 per common share. In addition to helping to fund its drilling program, Cross Border will use certain proceeds for general corporate purposes and working capital. C. K. Cooper & Company acted as lead placement agent and R.M. Duncan Securities, Inc. acted as co-placement agent.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Cross Border Resources
Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross (approximately 300,000 net) mineral and lease acres within the state of New Mexico targeting various emerging plays including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, San Andres as well as our Wolfberry acreage located in West Texas. Cross Border Resources currently owns approximately 31,000 net acres within the Permian Basin.

Forward Looking Statements
This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur.  Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements.  Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases.  Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contact:
Cross Border Resources, Inc.
Everett Willard “Will” Gray, II
willg@xbres.com
or
P. Mark Stark
marks@xbres.com

22610 US Highway 281 North, Suite 218
San Antonio, Texas 78258
(210) 226-6700